Exhibit (q)(5)

MERIDIAN FUND, INC

POWER OF ATTORNEY

The undersigned Director of the Meridian Fund, Inc. (the “Registrant”), hereby constitutes, appoints, and authorizes each of David Corkins, Rick Grove and Derek Mullins or any of them, as attorney-in-fact, to sign, execute and deliver on his behalf, individually and in his capacity as Director, the Registration Statement on Form N-1A (file number 002-90949) and any amendment thereto (including pre and post-effective amendments) relating to the registration of Meridian Fund, Inc. shares of beneficial interest, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.

This Power of Attorney shall be revocable with respect to the undersigned at any time by a writing signed by the undersigned and shall terminate automatically with respect to the Registrant if the undersigned ceases to be a director of the Registrant.

Dated: May 21, 2015

Signature

/s/ Guy M. Arnold
Guy M. Arnold, Director